UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 23, 2010
WESCO International, Inc.
(Exact name of registrant as specified in its charter)
Commission file number 001-14989

Delaware (State or other jurisdiction of incorporation or organization)	25-1723345 (IRS Employer Identification No.)

225 West Station Square Drive Suite 700 Pittsburgh, Pennsylvania 15219 (Address of principal executive offices)	(412) 454-2200 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On December 23, 2010, WESCO International, Inc. (the “Company”) announced that it completed its previously announced redemption (the “Redemption”) of all of its outstanding 2.625% Convertible Senior Debentures due 2025 (the “Debentures”). In accordance with the Redemption, the Company redeemed $2,509,000 aggregate principal amount of outstanding Debentures in exchange for an aggregate of approximately $2.5 million in cash, including accrued and unpaid interest to, but excluding, December 23, 2010.
     Prior to the Redemption, holders of $89,815,000 aggregate principal amount of Debentures converted their Debentures pursuant to the terms of the Debentures (the “Conversion”). The consideration paid by the Company in the Conversion was based on the closing price of the Company’s common stock over a 20-trading-day cash settlement averaging period. In settlement of the Conversion, the Company paid an aggregate of approximately $89.8 million in cash, including cash in lieu of fractional shares, and issued 340,213 shares of its common stock in the aggregate. No Debentures remain outstanding following the Redemption and Conversion.
     A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99.1	Press Release of WESCO International, Inc., dated as of December 23, 2010

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO INTERNATIONAL, INC.
By:	/s/ Daniel A. Brailer
Daniel A. Brailer
Vice President, Treasurer and Investor Relations

Dated: December 23, 2010

EXHIBIT INDEX

Exhibit 99.1	Press Release of WESCO International, Inc., dated as of December 23, 2010